                                                                      EXHIBIT 11

                     JEFFERIES GROUP, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
              (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                       For The Three                 For The Six
                                                       Months Ended                  Months Ended
                                                   -----------------------       -----------------------
                                                   June 24,       June 25,       June 24,       June 25,
                                                     1994           1993           1994           1993*
                                                   --------       --------       --------       --------
Common stock and common stock
  equivalents:
  Average common stock outstanding  . . . . .        5,880          4,630          5,805          4,629
  Common stock equivalent shares
     related to employee stock
     options and restricted stock . . . . . .          365            208            345            206
                                                     -----          -----          -----          -----

     Total average common stock and
       common stock equivalents
       used for primary computation . . . . .        6,245          4,838          6,150          4,835

  Average common stock assumed issued
    pursuant to convertible subordinated
    debentures and an adjustment of
    average common stock equivalents
    to period-end market price, if
    higher than average price . . . . . . . .            1          1,362              1          1,372
                                                     -----          -----          -----          -----

     Total average common stock,
       common stock equivalents
       and other dilutive securities  . . . .        6,246          6,200          6,151          6,207
                                                     =====          =====          =====          =====

Earnings:
  Net earnings  . . . . . . . . . . . . . . .       $4,782         $6,072        $10,621        $14,696
  Adjustment to subsidiary earnings -
    common stock equivalents on
    subsidiary  . . . . . . . . . . . . . . .           33           --              125           --
                                                    ------         ------        -------        -------

     Total earnings for
       primary computation  . . . . . . . . .        4,749          6,072         10,496         14,696

  Eliminate interest expense (net
      of taxes) on convertible
      subordinated debentures . . . . . . . .         --              370           --              743
                                                    ------         ------        -------        -------

     Total earnings for
       fully diluted computation  . . . . . .       $4,749         $6,442        $10,496        $15,439
                                                    ======         ======        =======        =======

Earnings per share:
  Primary   . . . . . . . . . . . . . . . . .       $ 0.76         $ 1.26        $  1.71        $  3.04
                                                    ======         ======        =======        =======
  Fully diluted   . . . . . . . . . . . . . .       $ 0.76         $ 1.04        $  1.71        $  2.49
                                                    ======         ======        =======        =======


* The 1993 first quarter includes a benefit for the cumulative effect of changes in accounting principle of $.28 and $.22 per share primary and fully diluted, respectively.